EXHIBIT 10.17
December 29, 2010
William C. Lucia
HMS Holdings Corp.
401 Park Avenue South
New York, NY 10016
Dear Bill:
     You and HMS Holdings Corp. (the “Company”) are parties to an employment agreement dated March 1, 2009 that sets forth certain terms of your employment with the Company (the “Employment Agreement”). We have agreed to certain amendments to the Employment Agreement set forth below to correct document failures in the Employment Agreement under Section 409A of the Internal Revenue Code of 1986, as amended, pursuant to Internal Revenue Service Notice 2010-6, 2010-3 IRB 275 (“Notice 2010-6”). In accordance with Notice 2010-6, the amendments will have an effective date of January 1, 2009.
Except as set forth below, your Employment Agreement shall remain in full force and effect.
1.	A new sentence shall be added to the last paragraph of Section 7(b) to read as follows:

“Notwithstanding the foregoing, to the extent required by Section 409A, a Change of Control Transaction shall only be given effect for purposes of this Agreement if it is also an event described in Treas. Reg. Section 1.409A-3(i)(5).”

2.	A new Section 18 shall be added to the Employment Agreement to read as follows:

“Effect of Section 409A of the Code.
                (a) Six Month Delay. If and to the extent any portion of any payment, compensation or other benefit provided to the Employee in connection with his employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) and he is a specified employee as defined in Section 409A(a)(2)(B)(i), as determined by the Company in accordance with its procedures, by which determination he hereby agrees that he is bound, such portion of the payment, compensation or other benefit shall not be paid before the earlier of (i) the expiration of the six month period measured from the date of his “separation from service” (as determined under Section 409A) or (ii) the tenth day following the date of his death following such separation from service (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to him during the period between the date of separation from service and the New Payment Date shall be paid to him in a lump sum in the first payroll period beginning after such New Payment Date, and any remaining payments will be paid on their original schedule.

                (b) General 409A Principles. For purposes of this Agreement, a termination of employment will mean a “separation from service” as defined in Section 409A. Neither the Company nor the Employee will have the right to accelerate or defer the delivery of any payments or benefits except to the extent specifically permitted or required by Section 409A. This Agreement is intended to comply with the provisions of Section 409A and this Agreement shall, to the extent practicable, be construed in accordance therewith. Terms defined in this Agreement will have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. In any event, the Company makes no representations or warranty and will have no liability to the Employee or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.
               (c) Expense Timing. Payments with respect to reimbursements of business expenses will be made in the ordinary course in accordance with the Company’s procedures (generally within 45 days after the Employee has submitted appropriate documentation) and, in any case, on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, and the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.”
Signatures on Page Following

Signature Page
Sincerely,
HMS Holdings Corp.

By: Title:	/s/ David Schmid VP of Human Resources
     The foregoing correctly sets forth the terms of my continued employment with the Company. I am not relying on any representations other than as set out in the Employment Agreement and the amendment thereto set forth above. I have been given a reasonable amount of time to consider this amendment and to consult an attorney and/or advisor of my choosing. I have carefully read this amendment, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign my name of my own free act.

/s/ William C. Lucia William C. Lucia	Date: December 30, 2010